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                                                                  EXHIBIT 10(iv)

                         INTERNATIONAL AGENCY AGREEMENT

This Agreement, made this 19th day of June, 1996 between

     DAISY MANUFACTURING COMPANY, INC. (D.B.A. BRASS EAGLE)
     Post Office Box 220
     Rogers, Arkansas 72757-0220
     USA

(hereinafter called the "Company"); and

     WDP Ltd.
     Metro Triangle
     221 Mount Street, Nechells
     Birmingham B7 5QT
     England

(hereinafter called the "Agent"); covers the distribution and servicing of all products manufactured, sold or distributed by the Company (hereinafter referred to as "Products").

ASSIGNED TERRITORY: The Company assigns to the Agent for the sale of Product,
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the following territory, subject to the conditions hereinafter set forth: United
Kingdom, Norway, Sweden, Finland, Denmark, Germany, Holland, Baltic States, Poland, Czech and Slovak Republics, Hungary, Austria, Switzerland, France,
Italy, Spain, the former Yugoslavia, Bulgaria, Rumania, Greece, Turkey, the former Russian states, Portugal and all EEC member states.

This territory is hereinafter called the "Assigned Territory." Except as provided otherwise in this Agreement, the Company agrees to refer to the Agent all inquiries received from within the territory. The Agent will not solicit business for the Company outside the Assigned Territory and will refer all inquiries or order received, from outside of the territory to the Company.

The Assigned Territory shall not apply to paintball products supplied to WDP Ltd utilizing WDP's own logos and Trademark brands of paintballs. The Company recognizes that there is no geographical limitation placed upon WDP Ltd with regard to WDP's own label branded paintballs for the avoidance of doubt WDP Ltd may exploit its own paintball brands worldwide.

PURPOSE:  The purpose of this Agreement is to secure efficient distribution and
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servicing for Brass Eagle Product.  The Agent shall promote this purpose to the best of their ability, in accordance with the terms of this Agreement and policies which may be established from time to time by the Company. The Company shall assist the Agent in developing sales and promotional methods for the effective distribution and sale of Brass Eagle Product.
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CHANGES IN ASSIGNED TERRITORY:  If at any time the Company believes the Agent is
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not working, or is not in a position to adequately work, any part of the
Assigned Territory, the Company reserves the right, by giving one month written notice to the Agent, to cancel any part of the Agent's Assigned Territory without, however, superseding the provisions of this Agreement with regard to the remaining part of the territory as set forth in the Duration paragraph below.

PURCHASE PRICE:  The purchase price shall be as follows:
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     Paintballs  $18.90 USD per thousand, plus 5% in free paintballs

Paintballs will be packaged in standard cartons of 2,000 each, delivered C&F to WDP Ltd warehouse in Birmingham, England. All paintballs are to be transported in temperature controlled vehicles. Purchase price of paintballs is inclusive of all shipping, transportation, duty and packaging. The Company agrees that the Agent may request drop shipments of not less than one (1) million paintballs be delivered free of transportation charges to Birmingham, Amsterdam, Brussels, Paris, Zurich, Prague, Vienna, Warsaw, Stockholm and Copenhagen.

     Stingray    $54.55 USD
     Tigershark  $38.16 USD
     Model 1430  $52.50 USD
     Model 1440  $125.00 USD(Estimated)
     Talon       $25.00 USD(Estimated)

PAYMENT AND TERMS:  Ninety (90) days open account for $150,000.00 USD.
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Additional credit limits will be established per instructions of the Daisy
Credit Department.  Payment must be in U.S. Dollars.

LIABILITY:  No order shall be binding on the Company until it has been accepted
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in writing by the Company.  The Company may accept orders or not, at its discretion and option. The Company will not be held liable for loss or damage caused by its non-acceptance of orders or by any delay in making delivery.

INVASION:  The Company will use due diligence to protect the Assigned Territory
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covered by this Agreement, but cannot guarantee to prevent the shipment of its products into the Assigned Territory by parties other than itself and shall not be held responsible therefore.

LEGAL TITLE CLAUSE:  It is agreed that beneficial ownership of, and risk or loss
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or damage to, all Product shipped under this Agreement shall remain in the
Company until the product has arrived at port of entry for the Agent's country. Ownership of the Product shall not be transferred to the Agent at any other place or time, regardless of the time, method, place or medium of payment, the method of shipment, the payment of transportation charges or insurance, the manner of consigning shipments, or any statement contained in, or implication drawn from, the shipping documents or any other documents relating to the sale. The use of


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such terms as "f.o.b.," "f.a.s.," "c.i.f.," and "c&f" shall be deemed to refer only to price and not to transfer of ownership of the Product.

INSURANCE: The Company will insure all shipments hereunder, warehouse-to-
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warehouse, under its usual marine policy.  The Agent may provide insurance coverage for shipments hereunder, but only if (a) advanced approval of the Company is obtained, (b) certified or photostatic copies of the master policy, and copies of certificates covering individual shipments, are furnished to the Company, and (c) the Company is named as a beneficiary, as interest may appear. The company reserves the right to carry contingent insurance, for the Agent's account, in any case in which the Agent's insurance is deemed acceptable to it.

MAIL SHIPMENTS:  Postage, and insurance on, goods sent to the Agent, on his
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order, shall be for the Agent's account.

TRANSFER:  Neither this Agreement, nor any of the rights herein conferred on the
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Agent, may be transferred or assigned to others.

DURATION:  It shall be agreed upon a duration of the Agreement for two (2)
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years.  Should the Agreement not be terminated, it will be extended for another one (1) year. Either party may terminate this Agreement by giving to the other notice in writing or by cable one month in advance, but any termination of this Agreement, for any cause, shall not release the Agent from paying his account in full, in accordance with the provisions of this Agreement, it being further agreed that in the event of such notice of discontinuance of this Agreement being given, the Company shall not be required to furnish, during the expiring month of this Agreement, goods in greater number or volume than the monthly average furnished during the last four months last preceding the service of notice, and shall not be under obligation to furnish any goods unless all amounts due have been paid in full in accordance with the terms of this Agreement.

QUOTA:  The Agent will endeavor to purchase and take delivery of approximately
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100 million paintballs per year subject to the specification contained in
Schedule One and 5,000 Brass Eagle paintball guns (combination of all models) per year. The Company recognizes that in the case of Brass Eagle gun sales, targets can only be achieved by opening non-traditional paintball markets and will provide every assistance to aid the Agent in achieving the target.

INDEPENDENT AGENT:  The Agent agrees that they will conduct their business as an
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independent Agent with respect to the products covered by this Agreement in such a manner that no claims arising out of the conduct of such business can be sustained against the Company by a third person(s), corporation, or by any governmental body or authority. The Agent agrees that they will at all times represent to third persons and to the public generally and to any governmental body or authority, that the business conducted by the Agent with respect to the products covered by this Agreement is that of an independent agent and that is the sole relationship between Agent and Company with respect to such products.


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REPURCHASES:  Upon the termination of this Agreement, the Company shall have the
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option of buying back from the Agent any new unsold Brass Eagle products purchased from the Company at the prices charged the Agent, plus importation costs, it being understood that by "new" it is meant products which have not been used or damaged, and which have not been in stock more than six (6) months.

DISTRIBUTION:  The Agent agrees:
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     (a)  To use every effort to promote the sale of the Company's products, to advertise and canvass, to prominently display the Company's products, and to maintain a sufficient stock at all times to fill orders promptly;

     (b) To establish, within a period of six (6) months, and to maintain thereafter, suitable sales representation to sell the Company's products in all principal commercial centers of the Assigned Territory and to impose the conditions of this Agreement on such representatives.

SERVICE:  To maintain, at their own cost, a Service Department, properly
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equipped to render satisfactory service to users of Daisy/Brass Eagle Products, and to have on hand the necessary stock of repair parts. To maintain the Company's usual guarantee on all products sold. Warranty parts will be supplied free of charge in the case of guns under guarantee.

TRADEMARKS:  To recognize the exclusive ownership and right of the Company, in
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and to all trade markets, trade names and patents used by the Company, in connection with any and all of its products, made by and for the Company, and to sell and advertise the products only under the trade names and trade marks regularly applied to them by the Company.

Any rights acquired by the Agent within their country by reason of the use, registration, etc. of the trade marks, trade names and patents used by the Company shall be assigned to the Company without its present request.

The Company recognizes that an unspecified quantity of paintballs supplied within the target quota of the above Quota clause herein will be manufactured for WDP Ltd (the Agent) utilizing WDP's Trademarks. The Company recognizes the exclusive ownership and rights of WDP Ltd (the Agent) to the Trademarks and Intellectual property rights of WDP's Logos and Trademark Brand names. The Company hereby agrees that it will not supply any other entities or company worldwide with any product in which WDP Ltd (the Agent) Trademarks are utilized.

VISITS:  To receive, at all times, visits throughout the Assigned Territory by a
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duly accredited Company representative, for the purpose of inspecting, consulting, and cooperating with the Agent in the upbuilding of the Company's business, giving such representative full information regarding the Agent's operations in Daisy/Brass Eagle Products in the various sections of this Assigned Territory.



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SALES INFORMATION:  To provide to the Company, when requested, all sales data
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pertaining to where Daisy/Brass Eagle Product is sold in the Territory and in what volume.

ARBITRATION:  All disputes, controversies, claims, or differences which may
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arise between the parties, out of, in relation to, or in connection with, this
Agreement or any offers, including the breach thereof, shall be referred to and finally settled by alternative dispute resolution mechanisms agreed upon by the parties, or failing such Agreement, by arbitration. The arbitration shall take place in the State of Arkansas in accordance with the International Commercial Arbitration Rules of the American Arbitration Association. The award to be rendered shall be final and binding upon both parties hereto, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

LIMITATION OF LIABILITY:  Neither the Company nor the Agent shall by reason of
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the termination or non-renewal of this Agreement be liable to the other for compensation or damages on account of loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, property investments or commitments in connection with the business or goodwill of the Company or of the Agent or otherwise.

RETURNS:  The company will replace free of charge any product which does not
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conform to the specification as measured by the testing procedure contained in the specification Schedule One.

FREE PRODUCT:  Paintballs. Five percent (5%) of total paintballs purchased shall
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be added free of charge and shipped free of charge, duty paid with each delivery to the Agent's warehouse in Birmingham, England, as described in the Purchase Price clause above.

EXCLUSIVITY:  All paintballs manufactured for the Company or Agent at the Ivax
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facility (Gelcaps) in Falkenhagen, Germany for sale in the Territory will be manufactured exclusively for WDP Ltd. in accordance with the specifications contained in Schedule One.

CHOICE OF LAW:  This Agreement and all offers shall be governed by, and
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construed in accordance with, the laws of the State of Arkansas.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed, effective as of the date first above written.

                         DAISY MANUFACTURING COMPANY, INC.
                         ("Company")
WITNESS:

By: /s/ Linda Wilkins      By: /s/ Lynn Scott
   ---------------------      -----------------------------
                                Lynn Scott
                           Its: V.P. Sales and Marketing


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                           ("Agent")

WITNESS:

By: /s/                    By: /s/
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                           Its: Director

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